Exhibit 99.2

SECOND AMENDMENT

TO THE

FIFTH THIRD BANCORP EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(Effective January 1, 2015)

Pursuant to the reserved power of amendment contained in Section 10.1 of the Fifth Third Bancorp Executive Change in Control Severance Plan, effective January 1, 2015 (the “Plan”), the Plan is hereby amended effective February 17, 2021 in the following respects:

1.	The following language shall be added at the end of Section 2.5:

Notwithstanding any Plan provision to the contrary, a Change in Control shall only be deemed to occur for purposes of the Plan if it meets the definition of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.	Section 4.1 shall be revised in its entirety read as follows:

Eligibility for Benefits. The Company or its successor shall pay or provide, or cause a Subsidiary to pay or provide, to the Participant the Severance Benefits if the Participant has a Separation from Service and the Participant’s employment is terminated either:

(a)

(1) by the Company without Cause (which for the avoidance of doubt shall not include a termination due to the Participant’s death, Disability or for Cause) at any time within twenty-four (24) months after a Change in Control of the Company, or (2) solely in the case of any terminated Participant who is not (and was not as of the Participant’s termination of employment) eligible to participate in any other severance plan, policy or agreement providing for severance, including without limitation the Fifth Third Bank, National Association Executive Severance Benefits Plan, by the Company without Cause prior to a Change in Control that (A) either was at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect the Change in Control, or otherwise arose in connection with or in anticipation of the Change in Control, and (B) the Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) actually occurs within six (6) months following the Participant’s termination of employment.

(b)

(1) by the Participant for Good Reason at any time within twenty-four (24) months after a Change in Control of the Company, or (2) solely in the case of any terminated Participant who is not (and was not as of the Participant’s termination of employment) eligible to participate in any other severance plan, policy or agreement providing for severance, including without limitation the Fifth Third Bank, National Association Executive Severance Benefits Plan, termination by the Participant for Good Reason prior to a Change in Control that (A) either was based on conditions that were made at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect the Change in Control, or otherwise arose in connection with or in anticipation of the Change in Control, and (B) the Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) actually occurs within six (6) months following the Participant’s termination of employment.

For purposes of clarity, with respect to this Section 4.1, a Participant who is collecting Disability benefits will not be eligible for benefits under this Plan. A Participant who is no longer Disabled will be eligible for benefits under this Plan if, in the period extending from twelve (12) months before the Change in Control to twenty-four (24) months after the Change in Control, either of the following occurs: (1) the Participant attempts to return to his or her position, and no such position is available, or (2) the Participant returns to employment and is subsequently terminated pursuant to Section 4.1(a) or Section 4.1(b) above.

3.	Section 4.4(b) shall be revised in its entirety to read as follows:

Order of Reduction of Payments. In the event that Section 4.4(a) applies and a reduction is required to be applied to the Payments due hereunder, the Payments shall be reduced by the Company in the following order: (a) payments and benefits due under Sections 4.2 and 4.3 or under any other severance plan or policy sponsored by the Company, as applicable, (if necessary, to zero) shall be reduced first (with amounts that are payable last reduced first; provided, however, that, in all events such payments that are not subject to Section 409A of the Code shall be reduced first); (b) payments and benefits due in respect of any options to purchase shares of common stock of the Company shall be reduced second; (c) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has not been made shall be reduced third; and (d) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has been made shall be reduced fourth. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.